                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 --------------



                                  SCHEDULE 13G
                                 (Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2 (b)

                             (Amendment No. 5)/1/




                            SOUTHWEST BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                 844767  10  3
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               FEBRUARY 14, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


 [_] Rule 13d-1 (b)

 [_] Rule 13d-(c)

 [X] Rule 13d-1 (d)



----------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                             ----------------------
 CUSIP No.  844767 10 3              13G                      Page 2 of 5 Pages
-----------------------------                             ----------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
      OF ABOVE PERSON

      JOYCE P. BERRY
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* a
                                                         ----
                                                        b
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
                     220,901
   NUMBER OF   -----------------------------------------------------------------
     SHARES      6   SHARED VOTING POWER
  BENEFICIALLY       0
    OWNED BY   -----------------------------------------------------------------
      EACH       7   SOLE DISPOSITIVE POWER
   REPORTING         220,901
  PERSON WITH  -----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
                     0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON:  220,901
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.41%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:
            ---------------
            Southwest Bancorp, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------
            608 South Main Street
            Stillwater, Oklahoma  74074

Item 2(a)   Name of Person Filing:
            ----------------------
            Joyce P. Berry


Item 2(b)   Address of Principal Business Office, or if None,
            -------------------------------------------------
            Residence:
            ----------
            312 South Willis
            Stillwater, Oklahoma  74074

Item 2(c)   Citizenship:
            -----------
            United States

Item 2(d)   Title of Class of Securities:
            -----------------------------
            Common Stock, par value $1.00 per share

Item 2(e)   CUSIP Number:
            -------------
            844767 10 3

Item 3      If this statement is filed under Rule 13d-1(b) or
            -------------------------------------------------
            Rule 13d-2(b), check whether the person filing is a:
            ----------------------------------------------------

            - Not Applicable since this statement is being filed under Rule
              13d-1(c).

Item 4(a)   Amount Beneficially Owned: 220,901 shares
            --------------------------

Item 4(b)   Percent of Class:  5.81%
            -----------------

Item 4(c)   Number of shares as to which such person has:
            ---------------------------------------------
            (i)   sole power to vote or to direct the vote............  220,901
            (ii)  shared power to vote or to direct the vote..........        0
            (iii) sole power to dispose or to direct the
                  disposition of......................................  220,901
            (iv)  shared power to dispose or to direct the
                  disposition of......................................        0

Item 5      Ownership of Five Percent or Less of a Class:
            ---------------------------------------------
                                 Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another
            --------------------------------------------------------
            Person:  Not Applicable
            -------

Item 7      Identification and Classification of the Subsidiary Which
            ---------------------------------------------------------
            Acquired the Security Being Reported on by the Parent Holding
            -------------------------------------------------------------
            Company:  Not Applicable
            --------

Item 8      Identification and Classification of Members of the Group:
            ----------------------------------------------------------
            Not Applicable

Item 9      Notice of Dissolution of Group:  Not Applicable
            -------------------------------

Item 10     Certification:  Not Applicable since statement is
            --------------
            not being filed under Rule 13d-1(b).

                                 SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Joyce P. Berry                       March 4, 1999
------------------------------------    --------------------------
Joyce P. Berry                           Date